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                               John Hancock Trust
                               601 Congress Street
                              Boston, MA 02110-2805

January 20, 2006

To Whom It May Concern:

This opinion is written in reference to the shares of beneficial interest, $.01 par value (the "Shares") of the Capital Appreciation Trust, a separate series of John Hancock Trust, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-14 (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933 on or about January 23, 2006.

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

     1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

     2. The Shares have been duly authorized and, when sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference made to me in the Registration Statement and in any amendments thereto.

Very truly yours,


/s/ Betsy Anne Seel
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Betsy Anne Seel, Esq.
Assistant Vice President and Senior Counsel
U.S. Operations Law Department
John Hancock